Exhibit 3.3

FILED C29172
NOV 19 1999
The OFFICE OF
DEAN HELLER SECRETARY OF STATE

                            Articles of Incorporation
                                       of
                             Casino Pirata.com Ltd.

                                        I

         The name of the corporation is CASINO PIRATA.COM LTD,

                                       II

         The name of the registered agent and registered office is:

                                  Roxanne Paine
                                230 Bullion Road
                              Dayton, Nevada 89403

                                       III

         The purpose of the corporation shall be to engage in any lawful activity and any activities necessary, convenient or desirable to accomplish such purposes, not forbidden by law or these articles of incorporation.

                                       IV

         The total authorized capital of the corporation shall be 50,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share. The board of directors shall have the authority, without any further approval of the shareholders, to establish the relative rights, preferences and limitations of any class of common or preferred stock. The consideration for the issuance of any shares of capital stock may be paid, in whole or in part, in money, services or other thing of value. The judgment of the directors as to the value of the consideration for the shares shall be conclusive. When the payment of the consideration for the shares has been received by the corporation, such shares shall be deemed fully paid and nonassessable.

                                        V



         The initial board of directors shall consist of two (2) members whose names and addresses are as follows:

George J. Bentley                                             Keith E. Avinger
1324 S. Mary Av.                                              1324 S. Mary Ave.
Sunnyvale, CA 94087                                  Sunnyvale, CA 94087

                                       VI

         The incorporator of the corporation is:

                               Robert C. Laskowski
                         l001 SW Fifth Ave., Suite 1300
                               Portland, OR 97204

                                      VII

         The corporation shall indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to be made a party to any legal proceeding against all expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding.

         IN WITNESS WHEREOF, I have executed these Articles of Incorporation this 15, of November, 1999.

                                               /s/Robert C. Laskowski
                                               ---------------------------------
                                               Robert C. Laskowski, Incorporator

STATE OF OREGON                     }
                                    }ss.
COUNTY OF MULTNOMAH                 }

On the day of November, 1999, personally appeared before me, a notary public of the State of Oregon, Robert C. Laskowski, known to me to be the person who executed the foregoing Articles of Incorporation acknowledged that /s/ the same freely and voluntarily.

             OFFICIAL SEAL
                MERLE ANN SALA                 /s/ Merle Ann Sala
          NOTARY PUBLIC-OREGON                 ---------------------------------
         COMMISSION NO. 325456                 Notary Public for Oregon
MY COMMISSION EXPIRES AUG. 28, 2003

                  ACCEPTANCE OF APPOINTMENT OF REGISTERED AGENT

I, Roxanne Paine, hereby accept appointment as Resident Agent for the above named corporation.

Dated: November 18, 1999                       /s/ Roxanne Paine
                                               ---------------------------------